UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2007

HAYNES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-124977	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2007, the Board of Directors of Haynes International, Inc. (the “Company”) adopted a Second Amended and Restated Stock Option Plan (the “Plan”) to effect certain amendments to the Company’s Amended and Restated Stock Option Plan that was initially adopted at the time of the Company’s reorganization in August 2004 and later amended and restated in November 2005.

The Board of Directors took the following actions in regards to the Plan:

1.

Amended Sections 11 and 5(c) of the Plan, to provide the Compensation Committee the discretion to terminate or accelerate the vesting schedule of any outstanding options granted under the Plan upon a Change of Control (as defined in the Plan); and

2.	Amended Section 7(a) of the Plan, to permit shares purchased under the Plan to be assigned, sold, transferred, pledged, hypothecated or otherwise disposed of by a participant.

The following is a general description of the material terms of the Plan.

Shares of Common Stock Subject to the Plan. The Plan provides for the grant of non-qualified options to purchase a maximum of 1,000,000 shares of the Company's common stock, subject to adjustments in the event of any extraordinary dividend or other distribution. The Company has previously granted 980,000 options pursuant to the Plan.

Eligibility. According to the Plan, grants of options will be made to the Company's Chief Executive Officer and other Company executives and in the discretion of the Compensation Committee.

Vesting. Pursuant to the terms of the Plan, options granted under the Plan are exercisable for a period of ten years from the date of grant and vest 33 1/3% per year over three years from the grant date, unless the Compensation Committee of the Board of Directors of the Company determines otherwise. Unvested options will become fully vested upon the occurrence of certain acceleration events, including the death or disability (as defined in the Plan) of the employee participant and certain events constituting a Change in Control (as defined in the Plan). The Plan also authorizes the Board of Directors to accelerate the vesting of options under certain Change in Control events in its discretion or to terminate the options and provide for the purchase of options from the option holders for a price equal to the amount that would have been attained by the holder if the option were fully vested.

Forfeiture. Pursuant to the terms of the Plan, if an employee participant ceases to be an employee of the Company due to a termination for cause (as defined in the Plan), or if such participant terminates his or her employment with the Company without good reason (as defined in the option plan), all stock options previously granted to such employee participant, whether or not vested, will be cancelled and will not be exercisable. If an employee participant ceases to be an employee of the Company for any reason other than for cause or for good reason, the vested portion of all options granted to such employee participant under the Plan will remain exercisable for a period of six months and the remaining options will be forfeited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: January 26, 2007	By: /s/ MARCEL MARTIN Marcel Martin Vice President, Finance and Chief Financial Officer